ADVAXIS, INC.

NOTICE OF CHANGE IN WARRANT TERMS

March 29, 2019

Dear Holder of Warrants to Purchase Common Stock of Advaxis, Inc.

This is to inform you that effective March 29, 2019, Advaxis, Inc. (“Advaxis”) carried out a reverse split of its common stock (“Common Stock”), par value $0.001 per share, which caused each fifteen shares of previously outstanding Common Stock to became one share of Common Stock.

As a result of the reverse split, the terms of the warrants issued under the Warrant Agency Agreement dated September 11, 2018 (“Warrants”) changed so that each Warrant now entitles the holder to purchase one-fifteenth of a share of Common Stock for $0.30. Accordingly, to purchase a full share of Common Stock by exercising Warrants, a Warrant holder will have to exercise fifteen Warrants and pay a total exercise price of $4.50.

ADVAXIS, INC.